Exhibit 10.51
SLM Corporation 2009-2012 Incentive Plan
Restricted Stock and Restricted Stock Unit Term Sheet
Time Vested — 2011

     Pursuant to the terms and conditions of the SLM Corporation 2009-2012 Incentive Plan (the “Plan”), the Committee hereby grants to _______ (the “Grantee”) on _____ (the “Grant Date”) an award (the “Award”) of ______ shares of Restricted Stock or Restricted Stock Units (“RSUs”), which represent the right to acquire shares of common stock, of SLM Corporation (the “Corporation”) subject to the following terms and conditions:
1.	Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and if RSUs will be converted into shares of common stock, in three annual installments on the first, second and third anniversaries of the Grant Date.

If compensation paid to the Grantee of the Award might be subject to the tax deduction limitations of section 162(m) of the Internal Revenue Code, actual vesting of the Award will occur upon certification by the Compensation and Personnel Committee that applicable performance targets have been met.

2.	Employment Termination; Death; Disability. Except as provided below, if the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason or his or her employment is terminated by the Corporation for cause, as determined by the Corporation in its sole discretion, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment.

If not previously vested, the Award will continue to vest based on the original vesting terms in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than Misconduct, as defined in the Plan, or for cause, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) and meets the Corporation’s retirement eligibility requirements under the Corporation’s current retirement eligibility policy, which shall be determined by the Corporation in its sole discretion.

If not previously vested, the Award will vest, and if RSUs, the RSUs will be converted into shares of common stock, upon death, or Disability, or as provided for in the SLM Corporation Change in Control Severance Plan for Senior Officers. If the Grantee becomes a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, any applicable provision regarding acceleration of vesting of the Award, if any, shall not apply to the extent necessary for the satisfaction of such section..

The entire Award, whether vested or unvested, shall be forfeited upon termination of employment due to Misconduct, as defined in the Plan.
3.	Change of Control. Notwithstanding anything to the contrary in this Agreement,:
(a)	In the event of a Change of Control Transaction or a Change of Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change of Control or Change of Control Transaction, immediately prior to such transactions, then if the Award is not assumed or continued as described above, then any portion of the Award that is not vested shall become 100 percent vested, and if RSUs converted into shares of common stock, effective immediately prior to the consummation of such Change of Control or Change of Control Transaction; and

(b)	If Grantee’s employment shall terminate within twenty-four months of a Change of Control or a Change of Control Transaction other than for Misconduct, any portion of the Award not previously vested shall immediately become vested, and if RSUs be converted into shares of common stock, upon such employment termination.
4.	Taxes; Dividends. The Grantee of the Award shall transfer a sufficient number of shares of the Corporation’s stock to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested, if RSUs converted into shares of common stock and transferable and the Compensation and Personnel Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3. Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed

SLM Corporation 2009-2012 Incentive Plan
Restricted Stock and Restricted Stock Unit Term Sheet
Time Vested — 2011

to be invested in additional shares of Corporation common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be payable to the Grantee in shares of SLM common stock.
5.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the conduct of any officer at the Senior Vice President level or above (“Senior Officer”), or such Senior Officer has committed a material violation of corporate policy or has committed fraud or misconduct, then the Board or committee shall consider all factors, with particular scrutiny when one the top 20 members of management are involved, and the Board or such Committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting and exercise of Options and/or Restricted Stock/RSUs and the cancellation of any outstanding Options and/or Restricted Stock/RSUs from such Senior Officer (whether or not such individual is currently employed by the Corporation) during the three-year period following the date the Board first learns of the violation, fraud or misconduct.

6.	Capitalized terms not otherwise defined herein are defined in the Plan.